Exhibit 10.1

             SECOND AMENDMENT TO THE LOAN AND SECURITY AGREEMENT

SECOND AMENDMENT, dated as of December 17, 2002 (this "Amendment"), to the Loan and Security Agreement, dated as of June 10, 2002 (as amended before the date hereof, the "Loan Agreement"), among Del Global Technologies Corp., Bertan
High Voltage Corp., RFI Corporation and Del Medical Imaging Corp. (collectively, the "Borrowers") and Transamerica Business Capital Corporation (the "Lender"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

                             W I T N E S S E T H :

WHEREAS, the Borrowers and the Lender are parties to the Loan Agreement, under which the Lender has agreed to make, and has made, Loans and other extensions of credit and accommodations to the Borrowers on the terms and subject to the conditions set forth therein; and

WHEREAS, the Borrowers have requested that the Lender agree, and the Lender has agreed, to amend certain provisions of the Loan Agreement, each upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the Borrowers and the Lender agree as follows:

SECTION 1. Amendments to the Loan Agreement. Effective as of the date hereof, the Loan Agreement is amended as follows:

     a) The definition of "Pricing Increment" in Section 1.1 is amended by replacing "January 31, 2003" with
         "August 3, 2003".

     b) Sections 8.1, 8.2, 8.3 and 8.4 of the Loan Agreement are amended and and restated as follows:





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"SECTION 8.1.  Adjusted Earnings.  The Adjusted Earnings for any period set forth below shall not be less than the amount set forth below opposite such period:

                                                        Minimum Adjusted
Period                                                      Earnings
August 3, 2002 through November 3, 2002                    $ 900,000
August 3, 2002 through February 2, 2003                    1,900,000
August 3, 2002 through May 4, 2003                         4,000,000
August 3, 2002 through August 2, 2003
 and each period of four consecutive
 fiscal quarters thereafter                                6,000,000

SECTION 8.2. Adjusted U.S. Earnings. The Adjusted U.S. Earnings for any period set forth below shall not be less than the amount set forth below opposite such period:

                                                         Minimum Adjusted
Period                                                    U.S. Earnings
August 3, 2002 through November 3, 2002                      $450,000
August 3, 2002 through February 2, 2003                       700,000
August 3, 2002 through May 4, 2003                          2,000,000
August 3, 2002 through August 2, 2003                       3,100,000
November 3, 2002 through November 3, 2003                   3,800,000
February 2, 2003 through February 2, 2004                   4,200,000
Each period of four consecutive fiscal
 quarters thereafter                                        4,500,000

SECTION 8.3. Senior Debt Ratio. The ratio of (a) the outstanding amount of all Loans and all outstanding Letters of Credit to (b) Adjusted Earnings determined for the twelve-month period ending on the last day of each quarter-end (or in the case of each fiscal quarter-end through May 4, 2003, the period of one, two or three consecutive fiscal quarters ending November 3, 2002, February 2, 2003




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or May 4, 2003, respectively, determined on an annualized basis), shall not, as of the last day of such quarter-end, be greater than the ratio set forth below opposite such quarter-end:

                                                      Minimum Fixed Charge
Period                                                   Coverage Ratio
November 3, 2002 and February 2, 2003                       1.10:1.00
May 4, 2003 and each quarter-end thereafter                 1.50:1.00


SECTION 8.4. Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio for any period set forth below shall not be less than the ratio set forth below opposite such period:

                                                     Minimum Fixed Charge
Period                                                  Coverage Ratio
August 3, 2002 through November 3, 2002                    0.40:1.00
August 3, 2002 through February 2, 2003                    0.80:1.00
August 3, 2002 through May 4, 2003                         1.50:1.00
August 3, 2002 through August 2, 2003 and
each period of four consecutive fiscal
quarters thereafter                                        2.00:1.00"


SECTION 2. Conditions of Effectiveness. This Amendment shall become effective when, and only when, the Lender shall have received (a) counterparts of this Amendment, duly executed by the Borrowers and (b) payment of the costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by the Lender in connection with this Amendment.

SECTION 3. Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows:

     a) Such Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of New York or Delaware, as the case may be, and is qualified to do business under the laws of such other jurisdictions in which its failure to so qualify could have a Material Adverse Effect.

     b) The execution, delivery and performance by such Borrower of this Amendment (i) are within such Borrower's corporate powers, have been duly authorized by all necessary corporate action and do not contravene (A) such Borrower's Governing Documents, (B) any Requirement of Law or (C) any Material Contract and (ii) will not result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired




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by such Borrower.

     c) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by such Borrower of this Amendment.

     d) This Amendment and the Loan Agreement as amended hereby constitute the legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) general principles of equity.

     e) Except as specified in Schedule 6.1(r) to the Loan Agreement, there is no pending or, to the best of such Borrower's knowledge after due inquiry, threatened litigation, contested claim, investigation, arbitration or governmental proceeding by or against such Borrower before any court, Governmental Authority or arbitrator which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Amendment or the Loan Agreement as amended hereby.

     f) Except as specified in Section 1 hereof, no Default has occurred and is continuing.

SECTION 4. Reference to and Effect on the Loan Agreement.

     a) 0n and after the date hereof, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" and words of like import, and each reference in the other Loan Documents to the Loan Agreement shall mean and be a reference to the Loan Agreement as amended hereby.

     b) Except as specifically waived or amended above, (i) the Loan Agreement and each other Loan Document shall remain in full force and effect and are hereby ratified and confirmed by each of the parties hereto and (ii) the Lender shall not be deemed to have waived any rights or remedies it may have under the Loan Agreement, any other Loan Document or applicable law.

     c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of or an amendment to any right, power or remedy of the Lender under any of the Loan Documents, or constitute a waiver of or an amendment to any provision of any of the Loan Documents.

SECTION 5. Costs and Expenses. The Borrowers agree to pay, on demand, all reasonable out-of-pocket costs and expenses incurred by the Lender in connection with the preparation, negotiation and execution of this Amendment (including, without limitation, the reasonable fees and expenses of counsel to the Lender).



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SECTION 6. Counterparts; Telecopied Signatures.  This Amendment may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Amendment may be executed and delivered by telecopier or other facsimile transmission with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

SECTION 7. GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AMENDMENT AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AMENDMENT, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS) AND DECISIONS OF THE STATE OF ILLINOIS.










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

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        DEL GLOBAL TECHNOLOGIES CORP.
                                        By:/s/ Thomas V. Gilboy
                                           Thomas V. Gilboy
                                           Chief Financial Officer

                                        BERTAN HIGH VOLTAGE CORP.
                                        By:/s/ Thomas V. Gilboy
                                           Thomas V. Gilboy
                                           Chief Financial Officer

                                        RFI CORPORATION
                                        By:/s/ Thomas V. Gilboy
                                           Thomas V. Gilboy
                                           Chief Financial Officer

                                        DEL MEDICAL IMAGING CORP.
                                        By:/s/ Thomas V. Gilboy
                                           Thomas V. Gilboy
                                           Chief Financial Officer


                                        TRANSAMERICA BUSINESS CAPITAL
                                          CORPORATION
                                          By:/s/ Michael S. Burns
                                             Michael S. Burns
                                             Senior Vice President




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